UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 20, 2016
Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited
(Exact name of registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Ogden Dale Road S.E., Calgary, Alberta,
Canada, T2C 4X9
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (403) 319-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02    Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

On April 20, 2016, Canadian Pacific Railway Limited (“CP”) issued a press release setting forth its financial results for its first quarter ended March 31, 2016. A copy of CP’s press release is attached hereto as Exhibit 99.1. CP does not intend for this Item 2.02 or Exhibit 99.1 to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or to be incorporated by reference into filings under the Securities Act of 1933, as amended.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
Exhibit 99.1	Press release issued April 20, 2016 by Canadian Pacific Railway Limited and furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2016

CANADIAN PACIFIC RAILWAY LIMITED

	By:	/s/ Scott Cedergren
		Name:	Scott Cedergren
		Title:	Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release issued April 20, 2016 by Canadian Pacific Railway Limited and furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

Release:    Immediate     April 20, 2016

CP reports record Q1 results
OR falls to Q1 record 58.9 percent; double digit EPS growth
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced its lowest-ever first-quarter operating ratio of 58.9 percent and reported diluted earnings per share of $3.51 or $2.50 on an adjusted diluted earnings per share basis.
CP’s operating ratio improved by 430 basis points year-over-year and for a third straight quarter was below 60 percent. At 58.9 percent the OR is the lowest-ever when compared to adjusted operating ratios in previous quarters.1
Reported diluted earnings per share increased 83 percent to $3.51 from $1.92 and adjusted diluted earnings per share grew 11 percent to $2.50 from $2.26.
“The precision railroading model works in all economic environments,” said E. Hunter Harrison, CP’s Chief Executive Officer. “Despite weakness in the economy and volume headwinds, we focused on what we can control - our costs and our commitment to providing reliable service - and delivered a record performance.”
FIRST-QUARTER HIGHLIGHTS
- Revenues were down 4 percent to $1.59 billion from $1.67 billion
- Operating income advanced 7 percent to $653 million from $612 million
- Net income rose 69 percent to $540 million from $320 million, adjusted income was up 2 percent to $384 million from $375 million
“I am proud of what the team continues to produce quarter after quarter in these difficult times and we remain optimistic in our outlook given signs of stabilization within the Canadian economy and in key global markets,” said Harrison. “As market conditions improve and volumes increase, our team of professional railroaders will be ready. Furthermore, we are confident in our plan to deliver shareholder value, which includes the announcement of a new share repurchase program that demonstrates our continued confidence over the long-term.”
Non-GAAP Measures
For further information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
Note on forward-looking information

This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP’s intention to commence a normal course issuer bid and potential future purchases of CP common shares under the normal course issuer bid. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

1 In Q3 2015, CP had a reported operating ratio of 55.9 percent as a result of the sale of the D&H South, an item excluded from CP’s Q3 2015 adjusted operating ratio of 59.9 percent.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10- Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP.
Contacts:
Media
Martin Cej
24/7 Media Pager: 855-242-3674
Martin_Cej@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2016	2015
Revenues
Freight	$1,548	$1,630
Non-freight	43	35
Total revenues	1,591	1,665
Operating expenses
Compensation and benefits	329	378
Fuel	125	195
Materials	56	52
Equipment rents	45	42
Depreciation and amortization	162	146
Purchased services and other (Note 4)	221	240
Total operating expenses	938	1,053

Operating income	653	612
Less:
Other income and charges (Note 5)	(181)	73
Net interest expense	124	85
Income before income tax expense	710	454
Income tax expense (Note 6)	170	134
Net income	$540	$320

Earnings per share (Note 7)
Basic earnings per share	$3.53	$1.94
Diluted earnings per share	$3.51	$1.92

Weighted-average number of shares (millions) (Note 7)
Basic	153.0	164.9
Diluted	153.8	166.3

Dividends declared per share (Note 14)	$0.3500	$0.3500
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2016	2015
Net income	$540	$320
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	37	(37)
Change in derivatives designated as cash flow hedges	(47)	(69)
Change in pension and post-retirement defined benefit plans	47	72
Other comprehensive income (loss) before income taxes	37	(34)
Income tax (expense) recovery on above items	(41)	46
Other comprehensive (loss) income (Note 3)	(4)	12
Comprehensive income	$536	$332
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2016	2015
Assets
Current assets
Cash and cash equivalents	$571	$650
Accounts receivable, net	629	645
Materials and supplies	181	188
Other current assets	69	54
	1,450	1,537
Investments	148	152
Properties	16,013	16,273
Goodwill and intangible assets	196	211
Pension asset	1,489	1,401
Other assets	53	63
Total assets	$19,349	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,143	$1,417
Long-term debt maturing within one year	23	30
	1,166	1,447
Pension and other benefit liabilities	750	758
Other long-term liabilities	291	318
Long-term debt	8,430	8,927
Deferred income taxes	3,422	3,391
Total liabilities	14,059	14,841
Shareholders’ equity
Share capital	2,065	2,058
Additional paid-in capital	48	43
Accumulated other comprehensive loss (Note 3)	(1,481)	(1,477)
Retained earnings	4,658	4,172
	5,290	4,796
Total liabilities and shareholders’ equity	$19,349	$19,637
Contingencies (Note 12)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2016	2015
Operating activities
Net income	$540	$320
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	162	146
Deferred income taxes (Note 6)	93	32
Pension funding in excess of expense (Note 11)	(42)	(10)
Foreign exchange (gain) loss on long-term debt (Note 5)	(181)	64
Other operating activities, net	(66)	(41)
Change in non-cash working capital balances related to operations	(288)	44
Cash provided by operating activities	218	555
Investing activities
Additions to properties	(278)	(263)
Proceeds from sale of properties and other assets (Note 4)	60	52
Other	—	20
Cash used in investing activities	(218)	(191)
Financing activities
Dividends paid	(54)	(58)
Issuance of CP Common Shares	5	16
Purchase of CP Common Shares (Note 8)	—	(529)
Issuance of long-term debt, excluding commercial paper	—	810
Repayment of long-term debt, excluding commercial paper	(11)	(58)
Net repayment of commercial paper	—	(593)
Other	(2)	—
Cash used in financing activities	(62)	(412)

Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(17)	6
Cash position
Decrease in cash and cash equivalents	(79)	(42)
Cash and cash equivalents at beginning of period	650	226
Cash and cash equivalents at end of period	$571	$184

Supplemental disclosures of cash flow information:
Income taxes paid (refunded)	$192	$(3)
Interest paid	$155	$67
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars except common share amounts)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2016	153.0	$2,058	$43	$(1,477)	$4,172	$4,796
Net income	—	—	—	—	540	540
Other comprehensive loss (Note 3)	—	—	—	(4)	—	(4)
Dividends declared	—	—	—	—	(54)	(54)
Effect of stock-based compensation expense	—	—	6	—	—	6
Shares issued under stock option plan	—	7	(1)	—	—	6
Balance at March 31, 2016	153.0	$2,065	$48	$(1,481)	$4,658	$5,290
Balance at January 1, 2015	166.1	$2,185	$36	$(2,219)	$5,608	$5,610
Net income	—	—	—	—	320	320
Other comprehensive income (Note 3)	—	—	—	12	—	12
Dividends declared	—	—	—	—	(57)	(57)
Effect of stock-based compensation expense	—	—	6	—	—	6
CP Common Shares repurchased (Note 8)	(2.3)	(29)	—	—	(461)	(490)
Shares issued under stock option plan	0.2	21	(4)	—	—	17
Balance at March 31, 2015	164.0	$2,177	$38	$(2,207)	$5,410	$5,418
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2016
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2015 annual consolidated financial statements and notes included in CP's 2015 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2015 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting Changes

Implemented in 2016
Amendments to the Consolidation Analysis

In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2015-02, Amendments to the Consolidation Analysis under FASB Accounting Standards Codification ("ASC") Topic 810 Consolidation. The amendments required reporting entities to evaluate whether they should consolidate certain legal entities under the revised consolidation model. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, eliminated the presumption that a general partner should consolidate a limited partnership and affected the consolidation analysis of reporting entities involved with VIEs, particularly those that have fee arrangements and related party relationships. This ASU was effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2015. Entities had the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company evaluated all arrangements that might give rise to a VIE and all existing VIEs; no changes to disclosure or financial statement presentation were required as a result of this evaluation.

Future changes
Leases

In February 2016, the FASB issued ASU 2016-02, Leases. The new FASB ASC Topic 842 Leases supersedes the lease recognition and measurement requirements in Topic 840 Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2018. Entities are required to use a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Revenue from Contracts with Customers

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations under FASB ASC Topic 606. The amendments clarify the principal versus agent guidance in determining whether to recognize revenue on a gross or net basis. The amendments are effective for public entities for annual reporting periods beginning on or after December 15, 2017, including interim periods within that reporting period. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Compensation - Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation, under ASC Topic 718. The amendments clarify the guidance relating to treatment of excess tax benefits and deficiencies, acceptable forfeiture rate policies, and treatment of cash paid by an employer when directly withholding shares for tax-withholding purposes and the requirement to treat such cash flows as a financing activity. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

3    Changes in accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post-retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2016	$129	$(102)	$(1,504)	$(1,477)
Other comprehensive (loss) income before reclassifications	(4)	(36)	—	(40)
Amounts reclassified from accumulated other comprehensive loss	—	2	34	36
Net current-period other comprehensive (loss) income	(4)	(34)	34	(4)
Closing balance, March 31, 2016	$125	$(136)	$(1,470)	$(1,481)
Opening balance, January 1, 2015	$115	$(52)	$(2,282)	$(2,219)
Other comprehensive income (loss) before reclassifications	10	(52)	5	(37)
Amounts reclassified from accumulated other comprehensive loss	—	1	48	49
Net current-period other comprehensive income (loss)	10	(51)	53	12
Closing balance, March 31, 2015	$125	$(103)	$(2,229)	$(2,207)
(1) Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL

	For the three months ended March 31
(in millions of Canadian dollars)	2016	2015
Amortization of prior service costs(a)	$(2)	$(1)
Recognition of net actuarial loss(a)	49	67
Total before income tax	47	66
Income tax recovery	(13)	(18)
Net of income tax	$34	$48
(a) Impacts Compensation and benefits on the Interim Consolidated Statements of Income.

4    Gain on sale of properties

Gain on sale of Arbutus Corridor

In March 2016, the Company announced the sale of CP’s Arbutus Corridor (the “Arbutus Corridor”) to the City of Vancouver for gross proceeds of $55 million. The agreement allows the Company to share in future proceeds on the eventual development and/or sale of certain parcels of the Arbutus Corridor. The Company recorded a gain on sale of $50 million before tax ($43 million after tax) from the transaction during the first quarter of 2016.

Gain on settlement of legal proceedings related to the purchase and sale of a building

In 2013, CP provided an interest free loan pursuant to a court order to a corporation owned by a court appointed trustee (“the judicial trustee”) to facilitate the acquisition of a building. The building was held in trust during the legal proceedings with regard to CP’s entitlement to an exercised purchase option of the building (“purchase option”). As at December 31, 2014, the loan of $20 million and the purchase option with a carrying value of $8 million, were recorded as “Other assets” in the Company’s Consolidated Balance Sheets.

In the first quarter of 2015, CP reached a settlement with a third party that, following the sale of the building to an arm’s length third party, resulted in resolution of legal proceedings. CP received $59 million for the sale of the building which included repayment of the aforementioned loan to the judicial trustee and recorded a gain of $31 million ($27 million after tax).

5    Other income and charges

	For the three months ended March 31
(in millions of Canadian dollars)	2016	2015
Foreign exchange (gain) loss on long-term debt	$(181)	$64
Other foreign exchange (gains) losses	(7)	6
Other	7	3
Total other income and charges	$(181)	$73

6    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2016	2015
Current income tax expense	$77	$102
Deferred income tax expense	93	32
Income tax expense	$170	$134

The estimated 2016 annual effective tax rate for the first quarter, excluding the discrete item related to the foreign exchange gain of $181 million on the Company’s U.S. dollar-denominated debt, is 27.5%, similar to the estimate of 27.5% for the same period in 2015.

The effective tax rate in the first quarter, including discrete item, is 23.9%, compared to 29.5% for the same period in 2015.

7    Earnings per share

At March 31, 2016, the number of shares outstanding was 153.0 million (March 31, 2015 - 164.0 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended March 31
(in millions)	2016	2015
Weighted-average basic shares outstanding	153.0	164.9
Dilutive effect of stock options	0.8	1.4
Weighted-average diluted shares outstanding	153.8	166.3

For the three months ended March 31, 2016, 445,991 options were excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2015 - 883 options).

8    Shareholders' equity

On March 11, 2014, the Company announced a new share repurchase program to implement a normal course issuer bid ("NCIB") to purchase, for cancellation, up to 5.3 million Common Shares before March 16, 2015. On September 29, 2014, the Company announced the amendment of the bid to increase the maximum number of its Common Shares that may be purchased from 5.3 million to 12.7 million of its outstanding Common Shares. The Company completed the purchase of 10.5 million Common Shares in 2014. An additional 2.2 million Common Shares were purchased for $490 million in the first quarter of 2015 prior to the March 16, 2015 expiry date of the program.

On March 16, 2015, the Company announced the renewal of its NCIB, commencing March 18, 2015, to purchase up to 9.14 million of its outstanding Common Shares for cancellation before March 17, 2016. On August 31, 2015, the Company amended the NCIB to increase the maximum number of its Common Shares that may be purchased from 9.14 million to 11.9 million of its outstanding Common Shares. As at December 31, 2015, the Company had purchased 11.3 million Common Shares for $2,258 million under this current NCIB program. There were no additional purchases in the three months ended March 31, 2016.

All purchases are made in accordance with the bid at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the Toronto Stock Exchange ("TSX"), with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings. The following table provides activities under the share repurchase program:

	For the three months ended March 31
	2016	2015
Number of Common Shares repurchased(1)	—	2,174,788
Weighted-average price per share(2)	$—	$225.12
Amount of repurchase (in millions)(2)	$—	$490
(1) Excludes shares repurchased but not yet cancelled in the prior quarter.
(2) Includes brokerage fees.

On April 20, 2016, the Company announced it intends to implement a new NCIB to repurchase, for cancellation, up to 6.91 million of its Common Shares, subject to TSX acceptance.

9    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value in line with the fair value hierarchy established by GAAP that prioritizes, with respect to reliability, the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs consist of quoted prices (unadjusted) in active markets for identical assets and liabilities and give the highest priority to these inputs. Level 2 and 3 inputs are based on significant other observable inputs and significant unobservable inputs, respectively, and give lower priority to these inputs.

When possible, the estimated fair value is based on quoted market prices and, if not available, estimates from third party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange (“FX”) and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt which has a fair value of approximately $9,491 million at March 31, 2016 (December 31, 2015 - $9,750 million) and a carrying value of $8,453 (December 31, 2015 - $8,957 million). The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of interest and principal at estimated interest rates expected to be available to the Company at period end. All derivatives and long-term debt are classified as Level 2.

B. Financial risk management

Derivative financial instruments
Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into, and at least quarterly thereafter, an assessment is made whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on net income by offsetting long-term FX gains and losses on U.S. dollar denominated long-term debt and gains and losses on its net investment. The effective portion recognized in “Other comprehensive (loss) income” for the three months ended March 31, 2016 was an unrealized FX gain of $308 million (three months ended March 31, 2015 - unrealized FX loss of $356 million). There was no ineffectiveness during the three months ended March 31, 2016 and March 31, 2015.

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by on-going market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

During the fourth quarter of 2014, the Company entered into forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional U.S. $1.4 billion to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The effective portion of changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

During the first quarter of 2015, the Company settled a notional U.S. $700 million of forward starting swaps related to the U.S. $700 million 2.900% 10-year notes issued in the same period. The fair value of these derivative instruments was a loss of U.S. $50 million ($63 million) at the time of settlement. The effective portion of changes in fair value on the forward starting swaps of U.S. $48 million ($60 million), was recorded in “Accumulated other comprehensive loss”, and is amortized to “Net interest expense” over the term of the underlying hedged notes. During the three months ended March 31, 2016, a loss of $1 million related to these previously settled derivatives has been amortized to “Net interest expense” (three months ended March 31, 2015 - loss of $1 million). The Company expects that during the next 12 months $6 million of losses will be amortized to “Net interest expense”. The ineffective portion of U.S. $2 million ($2 million) was recorded immediately in income as “Net interest expense” during the first quarter of 2015.

During the third quarter of 2015, the Company de-designated the hedging relationship for U.S. $700 million of forward starting swaps related to a portion of the U.S. $900 million 6.125% 100-year notes issued. The Company did not cash settle these swaps and therefore recorded a non-cash loss of U.S. $36 million ($47 million) at the time of de-designation. The effective portion of changes in fair value of the de-designated forward starting swaps of U.S. $36 million ($47 million) was recorded in “Accumulated other comprehensive loss” and is amortized to “Net interest expense” over the first 10 years as the underlying interest expense payments, which are hedged, of the U.S. $900 million notes are made. During the three months ended March 31, 2016, a loss of $1 million related to these previously de-designated derivatives has been amortized to “Net interest expense”. The Company expects that during the next 12 months $5 million of losses will be amortized to “Net interest expense”. There was no ineffectiveness to record upon de-designation.

During the third quarter of 2015, the Company re-designated the forward starting swaps totalling U.S. $700 million to fix the benchmark rate on cash flows associated with a highly probable forecasted issuance of long-term notes. The effective portion of changes in fair value from the re-designation date on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the probable forecasted notes are issued. Subsequent to the notes being issued, amounts in “Accumulated other comprehensive loss” will be amortized to “Net interest expense”.

As at March 31, 2016, the total fair value loss of $112 million derived from the remaining forward starting swaps was included in “Accounts payable and accrued liabilities” of which $65 million relates to the re-designated existing forward starting swaps. The effective portion of $63 million on the re-designated existing forward starting swaps is reflected in “Other comprehensive (loss) income” and the ineffective portion of $2 million is recorded to “Net interest expense” on the Consolidated Statements of Comprehensive Income and the Consolidated Statements of Income, respectively.

As at December 31, 2015, the total fair value loss of $60 million derived from the remaining forward starting swaps was included in "Accounts payable and accrued liabilities" of which $13 million related to the re-designated existing forward starting swaps. The effective portion of $13 million on the re-designated existing forward starting swaps was reflected in "Other comprehensive income" and the negligible ineffective portion was recorded to "Net interest expense" on the Consolidated Statements of Comprehensive Income and the Consolidated Statements of Income, respectively.

10    Stock-based compensation

At March 31, 2016, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee stock savings plan. These plans resulted in an expense for the three months ended March 31, 2016 of $14 million (three months ended March 31, 2015 - $29 million).

Regular options

In the three months ended March 31, 2016, under CP’s stock option plans, the Company issued 400,590 regular options at the weighted average price of $165.47 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these regular options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after 10 years.

Under the fair value method, the fair value of the regular options at the grant date was approximately $16 million. The weighted average fair value assumptions were approximately:

For the three months ended March 31, 2016
Grant price	$165.47
Expected option life (years)(1)	5.25
Risk-free interest rate(2)	1.21%
Expected stock price volatility(3)	26.58%
Expected annual dividends per share(4)	$1.4
Expected forfeiture rate(5)	2.0%
Weighted-average grant date fair value per regular options granted during the period	$38.96
(1) Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.
(2) Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.
(3) Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.
(4) Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5) The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit (“PSU”) plan

In the three months ended March 31, 2016, the Company issued 146,520 PSUs with a grant date fair value of approximately $24 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash, or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of PSUs is measured periodically until settlement, using a latticed-based valuation model. In addition, on grant date a Monte Carlo simulation model, which utilizes multiple input variables, is utilized to determine the probability of satisfying the performance and market conditions stipulated in the grant.

The performance period for PSUs issued in the three months ended March 31, 2016 is January 1, 2016 to December 31, 2018. The performance factors for these PSUs are Operating Ratio, Return on Invested Capital, Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class 1 railways.

The performance period for the PSUs issued in the fourth quarter of 2012 and in 2013 was January 1, 2013 to December 31, 2015. The performance factors for these PSUs were Operating Ratio, Free cash flow, TSR compared to the S&P/TSX 60 index, TSR compared to Class 1 railways. All performance factors met the 200% payout thresholds, in effect resulting in a target payout of 200% on 300,095 total outstanding awards as at December 31, 2015. A payout of $79 million on 217,179 outstanding awards occurred on December 31, 2015 and was calculated using the Company's average share price using the last 30 trading days preceding December 31, 2015. In the three months ended March 31, 2016, final payouts occurred on the total outstanding awards, including dividends reinvested, totaling $31 million on 83,563 outstanding awards.

Deferred share unit (“DSU”) plan

In the three months ended March 31, 2016, the Company granted 20,739 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

11    Pension and other benefits

In the three months ended March 31, 2016, the Company made contributions of $20 million (three months ended March 31, 2015 - $21 million) to its defined benefit pension plans. The elements of net periodic benefit cost for defined benefit pension plans and other benefits recognized in the quarter included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2016	2015	2016	2015
Current service cost (benefits earned by employees in the period)	$27	$32	$3	$3
Interest cost on benefit obligation	117	115	5	5
Expected return on fund assets	(212)	(201)	—	—
Recognized net actuarial loss	48	66	1	1
Amortization of prior service costs	(2)	(1)	—	—
Net periodic benefit (recovery) cost	$(22)	$11	$9	$9

12    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2016 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying crude oil operated by Montreal Maine and Atlantic Railway (“MMA”) and/or its subsidiary, Montreal Maine and Atlantic Canada Co. (“MMAC”, and collectively with MMA, the “MMA Group”) derailed and exploded in Lac-Mégantic, Quebec on a section of railway line owned by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after that interchange MMA Group exercised exclusive control over the train.
Following this incident, the Minister of Sustainable Development, Environment, Wildlife and Parks of Quebec issued an order directing certain named parties to recover the contaminants and to clean up and decontaminate the derailment site. CP was added as a named party on August 14, 2013 (the “Amended Cleanup Order”). CP is a party to an administrative appeal with respect to the Amended Cleanup Order. The proceedings before the Administrative tribunal have been stayed until September 2016. Directly related to this matter, the Province of Quebec filed a lawsuit against CP before the Quebec Superior Court on July 6, 2015 in which it claims $409 million for the damages sustained by the province as a result of the expenses incurred following the derailment, including costs incurred for the work carried out pursuant to the Amended Cleanup Order. The province alleges that CP had custody or control of the contaminants that were discharged in Lac-Mégantic on July 6, 2013, and that CP was otherwise negligent and therefore is solidarily (joint and severally) liable with the other third parties responsible for the accident. The province’s lawsuit has been stayed until September 12, 2016.

A class action lawsuit has also been filed in the Superior Court of Quebec on behalf of a class of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic (the “Class Action”). The lawsuit seeks damages caused by the derailment including for wrongful deaths, personal injuries, and property damages. CP was added as a defendant on August 16, 2013. On May 8, 2015, the Superior Court of Quebec authorized the institution of the Class Action as against CP and as against the shipper, Western Petroleum, and the shipper’s parent, World Fuel Services (collectively, the “World Fuel Defendants”). The World Fuel Defendants have since settled. No timetable governing the conduct of this lawsuit has been ordered by the Superior Court of Quebec.
In the wake of the derailment and ensuing litigation, MMAC filed for bankruptcy in Canada (the “Canadian Proceeding”) and MMA filed for bankruptcy in the United States (the “U.S. Proceeding”). An Adversary Proceeding filed by the MMA U.S. bankruptcy trustee against CP, Irving Oil and the World Fuel Defendants accuses CP of failing to ensure that World Fuel Defendants or Irving Oil properly classified the oil lading and of not refusing to ship the oil in DOT-111 tank cars. The trustee has since settled with the World Fuel Defendants and Irving Oil and now maintains that CP misfeasance is based upon the railroad’s failure to abide by a Canadian regulation in North Dakota that supposedly would have caused the originating railroad to refuse to carry the crude oil based upon reason to suspect inaccurate classification. Private party litigation in Texas, Illinois, and Maine charges CP with the misclassification and mis-packaging (i.e., DOT-111 tank car) negligence. Those cases include a class action and a mass action in Texas and wrongful death actions in Illinois and Maine. CP removed all cases to U.S. federal court, and motions have been filed with respect to jurisdiction and venue.
In response to CP’s motion to withdraw the adversary proceedings from the U.S. Proceeding, the trustee maintained that Canadian law rather than U.S. law controlled, and the court found that if the federal regulations governed, the case was not complex enough to warrant withdrawal. CP moved to dismiss for want of personal jurisdiction, but that motion, which was heard on August 18, 2015, has been denied. Motions to dismiss on procedural grounds are pending in the private litigation. The parties recently stipulated that the bankruptcy adversary proceedings would be tried in district court before a jury.
Plans of arrangement have been approved both in the Canadian Proceeding and the U.S. Proceeding. These Plans provide for the distribution of a fund of approximately $440 million amongst those who claimed loss or damage as a result of the derailment and will release those parties which contributed to the fund from any further liability. The Plans also provide for broadly worded third-party releases and injunctions that prevent actions against settling parties. CP has not participated in the settlement and hence will not benefit from any third-party releases or injunctions. In addition, both Plans contain judgment reduction provisions. Pursuant to these provisions, in the event of a judgment against CP in a case arising from the Lac-Mégantic derailment, CP should receive a credit for the greater of (i) the settlement monies received by the plaintiff(s) for the claim, or (ii) the amount which, but for the third-party non-debtor injunctions, CP would have been entitled to obtain from third parties other than MMA and MMAC through contribution or indemnification. CP may also have rights to judgment reduction, as part of the contribution/indemnification credit, for the fault of MMA and/or MMAC. The provisions of the Plans also provide for a potential re-allocation of some aspects of the MMA Group’s liability among plaintiffs and non-settling parties.
Besides litigation that has now been commenced by wrongful death, personal injury, and property damage plaintiffs against CP in Maine, Texas, and Illinois, CP has received two damage to cargo notices of claims from the shipper of the oil on the derailed train, Western Petroleum. Western Petroleum submitted U.S. and Canadian notices of claims for the same damages and, under the Carmack Amendment (the U.S. damage to cargo statute), seeks to recover for all injuries associated with, and indemnification for all claims arising from, the derailment. Both jurisdictions permit a shipper to recover the value of damaged lading against any carrier in the delivery chain, subject to limitations in the carrier’s tariffs. CP’s tariffs significantly restrict shipper damage claim rights.
Western Petroleum is part of the World Fuel Services group, and those entities recently settled with the trustee. In connection with that settlement, Western Petroleum assigned to the bankruptcy trustee the right to delegate those cargo-related claims. To date the trustee has not so delegated, but he has indicated that the cargo claims will be assigned to the Trust to be formed to handle distributions of funds to wrongful death plaintiffs. Before the settlement, both the World Fuel Services group and the trustee maintained that Carmack liability extends beyond lading losses to cover all damages incurred by the World Fuel Services group or Irving Oil associated with the derailment. CP disputes this interpretation of the law. CP disputes this interpretation of damages to lading law and CP’s tariffs, if applicable, preclude such a result.
At this early stage of the legal proceedings, any potential liability and the quantum of potential loss cannot be determined. Nevertheless, CP denies liability for the MMA derailment and intends to vigorously defend itself in the proceedings described above and in any proceeding that may be commenced in the future.
Legal proceedings initiated by Canadian National Railway Company

On August 13, 2015, Canadian National Railway Company (“CN”) issued a statement of claim against the Company and an employee.  The statement of claim was amended on January 7, 2016 to include an additional employee and an officer of the Company. The principal allegations against the Company are that the Company obtained and benefited from certain confidential CN customer data. CN is seeking damages but has not yet provided evidence to substantiate its damages claim. The Company plans to defend this claim and the amount of loss, if any, to the Company as a result of the claim cannot be reasonably estimated.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, are not expected to be material to CP’s financial position, but may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three months ended March 31, 2016 was $1 million (three months ended March 31, 2015 - $3 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2016 was $88 million (December 31, 2015 - $93 million). Payments are expected to be made over 10 years through 2026.

13 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,097	$451	$—	$1,548
Non-freight	—	33	96	(86)	43
Total revenues	—	1,130	547	(86)	1,591
Operating expenses
Compensation and benefits	—	201	126	2	329
Fuel	—	103	22	—	125
Materials	—	38	10	8	56
Equipment rents	—	54	(9)	—	45
Depreciation and amortization	—	107	55	—	162
Purchased services and other	—	136	181	(96)	221
Total operating expenses	—	639	385	(86)	938
Operating income	—	491	162	—	653
Less:
Other income and charges	(69)	(138)	26	—	(181)
Net interest (income) expense	(1)	131	(6)	—	124
Income before income tax expense and equity in net earnings of subsidiaries	70	498	142	—	710
Less: Income tax expense	9	111	50	—	170
Add: Equity in net earnings of subsidiaries	479	92	—	(571)	—
Net income	$540	$479	$92	$(571)	$540

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,119	$511	$—	$1,630
Non-freight	—	29	89	(83)	35
Total revenues	—	1,148	600	(83)	1,665
Operating expenses
Compensation and benefits	—	262	116	—	378
Fuel	—	161	34	—	195
Materials	—	43	9	—	52
Equipment rents	—	36	6	—	42
Depreciation and amortization	—	102	44	—	146
Purchased services and other	—	142	181	(83)	240
Total operating expenses	—	746	390	(83)	1,053
Operating income	—	402	210	—	612
Less:
Other income and charges	18	86	(31)	—	73
Net interest expense (income)	—	96	(11)	—	85
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(18)	220	252	—	454
Less: Income tax (recovery) expense	(4)	67	71	—	134
Add: Equity in net earnings of subsidiaries	334	181	—	(515)	—
Net income	$320	$334	$181	$(515)	$320

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$540	$479	$92	$(571)	$540
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	310	(273)	—	37
Change in derivatives designated as cash flow hedges	—	(47)	—	—	(47)
Change in pension and post-retirement defined benefit plans	—	45	2	—	47
Other comprehensive income (loss) before income taxes	—	308	(271)	—	37
Income tax expense on above items	—	(41)	—	—	(41)
Equity accounted investments	(4)	(271)	—	275	—
Other comprehensive loss	(4)	(4)	(271)	275	(4)
Comprehensive income (loss)	$536	$475	$(179)	$(296)	$536

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$320	$334	$181	$(515)	$320
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(357)	320	—	(37)
Change in derivatives designated as cash flow hedges	—	(69)	—	—	(69)
Change in pension and post-retirement defined benefit plans	—	70	2	—	72
Other comprehensive (loss) income before income taxes	—	(356)	322	—	(34)
Income tax recovery (expense) on above items	—	68	(22)	—	46
Equity accounted investments	12	300	—	(312)	—
Other comprehensive income	12	12	300	(312)	12
Comprehensive income	$332	$346	$481	$(827)	$332

Interim Condensed Consolidating Balance Sheets
As at March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$376	$195	$—	$571
Accounts receivable, net	—	470	159	—	629
Accounts receivable, inter-company	61	101	179	(341)	—
Short-term advances to affiliates	45	19	3,475	(3,539)	—
Materials and supplies	—	150	31	—	181
Other current assets	—	50	19	—	69
	106	1,166	4,058	(3,880)	1,450
Long-term advances to affiliates	501	208	352	(1,061)	—
Investments	—	23	125	—	148
Investments in subsidiaries	7,948	9,657	—	(17,605)	—
Properties	—	8,456	7,557	—	16,013
Goodwill and intangible assets	—	—	196	—	196
Pension asset	—	1,489	—	—	1,489
Other assets	—	46	7	—	53
Deferred income taxes	16	—	—	(16)	—
Total assets	$8,571	$21,045	$12,295	$(22,562)	$19,349
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$53	$853	$237	$—	$1,143
Accounts payable, inter-company	2	239	100	(341)	—
Short-term advances from affiliates	3,226	294	19	(3,539)	—
Long-term debt maturing within one year	—	23	—	—	23
	3,281	1,409	356	(3,880)	1,166
Pension and other benefit liabilities	—	673	77	—	750
Long-term advances from affiliates	—	854	207	(1,061)	—
Other long-term liabilities	—	165	126	—	291
Long-term debt	—	8,369	61	—	8,430
Deferred income taxes	—	1,627	1,811	(16)	3,422
Total liabilities	3,281	13,097	2,638	(4,957)	14,059
Shareholders’ equity
Share capital	2,065	1,037	5,459	(6,496)	2,065
Additional paid-in capital	48	1,573	623	(2,196)	48
Accumulated other comprehensive (loss) income	(1,481)	(1,481)	569	912	(1,481)
Retained earnings	4,658	6,819	3,006	(9,825)	4,658
	5,290	7,948	9,657	(17,605)	5,290
Total liabilities and shareholders’ equity	$8,571	$21,045	$12,295	$(22,562)	$19,349

Condensed Consolidating Balance Sheets
As at December 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$502	$148	$—	$650
Accounts receivable, net	—	452	193	—	645
Accounts receivable, inter-company	59	105	265	(429)	—
Short-term advances to affiliates	—	75	3,483	(3,558)	—
Materials and supplies	—	154	34	—	188
Other current assets	—	37	17	—	54
	59	1,325	4,140	(3,987)	1,537
Long-term advances to affiliates	501	207	376	(1,084)	—
Investments	—	22	130	—	152
Investments in subsidiaries	7,518	9,832	—	(17,350)	—
Properties	—	8,481	7,792	—	16,273
Goodwill and intangible assets	—	3	208	—	211
Pension asset	—	1,401	—	—	1,401
Other assets	—	55	8	—	63
Deferred income taxes	25	—	—	(25)	—
Total assets	$8,103	$21,326	$12,654	$(22,446)	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$54	$1,122	$241	$—	$1,417
Accounts payable, inter-company	—	325	104	(429)	—
Short-term advances from affiliates	3,253	230	75	(3,558)	—
Long-term debt maturing within one year	—	24	6	—	30
	3,307	1,701	426	(3,987)	1,447
Pension and other benefit liabilities	—	676	82	—	758
Long-term advances from affiliates	—	877	207	(1,084)	—
Other long-term liabilities	—	186	132	—	318
Long-term debt	—	8,863	64	—	8,927
Deferred income taxes	—	1,505	1,911	(25)	3,391
Total liabilities	3,307	13,808	2,822	(5,096)	14,841
Shareholders’ equity
Share capital	2,058	1,037	5,465	(6,502)	2,058
Additional paid-in capital	43	1,568	613	(2,181)	43
Accumulated other comprehensive (loss) income	(1,477)	(1,477)	840	637	(1,477)
Retained earnings	4,172	6,390	2,914	(9,304)	4,172
	4,796	7,518	9,832	(17,350)	4,796
Total liabilities and shareholders’ equity	$8,103	$21,326	$12,654	$(22,446)	$19,637

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$23	$51	$198	$(54)	$218
Investing activities
Additions to properties	—	(132)	(146)	—	(278)
Proceeds from sale of properties and other assets	—	57	3	—	60
Advances to affiliates	—	(35)	—	35	—
Capital contributions to affiliates	—	(9)	—	9	—
Repurchase of share capital from affiliates	—	6	—	(6)	—
Cash used in investing activities	—	(113)	(143)	38	(218)
Financing activities
Dividends paid	(54)	(54)	—	54	(54)
Issuance of share capital	—	—	9	(9)	—
Return of share capital to affiliates	—	—	(6)	6	—
Issuance of CP Common Shares	5	—	—	—	5
Repayment of long-term debt, excluding commercial paper	—	(4)	(7)	—	(11)
Advances from affiliates	26	—	9	(35)	—
Other	—	(2)	—	—	(2)
Cash (used in) provided by financing activities	(23)	(60)	5	16	(62)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(4)	(13)	—	(17)
Cash position
(Decrease) increase in cash and cash equivalents	—	(126)	47	—	(79)
Cash and cash equivalents at beginning of period	—	502	148	—	650
Cash and cash equivalents at end of period	$—	$376	$195	$—	$571

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$56	$299	$273	$(73)	$555
Investing activities
Additions to properties	—	(93)	(170)	—	(263)
Proceeds from sale of properties and other assets	—	50	2	—	52
Advances to affiliates	—	(303)	(229)	532	—
Capital contributions to affiliates	—	(117)	—	117	—
Other	—	20	—	—	20
Cash used in investing activities	—	(443)	(397)	649	(191)
Financing activities
Dividends paid	(58)	(58)	(15)	73	(58)
Issuance of share capital	—	—	117	(117)	—
Issuance of CP Common Shares	16	—	—	—	16
Purchase of CP Common Shares	(529)	—	—	—	(529)
Issuance of long-term debt, excluding commercial paper	—	810	—	—	810
Repayment of long-term debt, excluding commercial paper	—	(14)	(44)	—	(58)
Net repayment of commercial paper	—	(593)	—	—	(593)
Advances from affiliates	515	—	17	(532)	—
Cash (used in) provided by financing activities	(56)	145	75	(576)	(412)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	—	6	—	6
Cash position
Increase (decrease) in cash and cash equivalents	—	1	(43)	—	(42)
Cash and cash equivalents at beginning of period	—	152	74	—	226
Cash and cash equivalents at end of period	$—	$153	$31	$—	$184

14    Subsequent event

On April 19, 2016, the Company declared a quarterly dividend of $0.5000 per share payable on July 25, 2016 to shareholders of record on June 24, 2016.

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2016	2015	Change	%

Revenues
Freight revenue	$1,548	$1,630	$(82)	(5)
Other revenue	43	35	8	23
Total revenues	1,591	1,665	(74)	(4)

Operating expenses
Compensation and benefits	329	378	(49)	(13)
Fuel	125	195	(70)	(36)
Materials	56	52	4	8
Equipment rents	45	42	3	7
Depreciation and amortization	162	146	16	11
Purchased services and other	221	240	(19)	(8)
Total operating expenses	938	1,053	(115)	(11)

Operating income	653	612	41	7

Less:

Other income and charges	(181)	73	(254)	(348)
Net interest expense	124	85	39	46

Income before income tax expense	710	454	256	56

Income tax expense	170	134	36	27

Net income	$540	$320	$220	69
Operating ratio (%)	58.9	63.2	(4.3)	(430) bps

Basic earnings per share	$3.53	$1.94	$1.59	82

Diluted earnings per share	$3.51	$1.92	$1.59	83

Shares Outstanding
Weighted average number of shares outstanding (millions)	153.0	164.9	(11.9)	(7)
Weighted average number of diluted shares outstanding (millions)	153.8	166.3	(12.5)	(8)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.73	0.81	(0.08)	(10)
Average foreign exchange rate (Canadian$/US$)	1.37	1.24	0.13	10

Summary of Rail Data (Page 2)

	First Quarter
	2016	2015	Change	%

Commodity Data

Freight Revenues (millions)
- Canadian Grain	$254	$256	$(2)	(1)
- U.S. Grain	113	137	(24)	(18)
- Coal	145	160	(15)	(9)
- Potash	82	93	(11)	(12)
- Fertilizers and sulphur	81	71	10	14
- Forest products	71	57	14	25
- Chemicals and plastics	194	178	16	9
- Crude	71	98	(27)	(28)
- Metals, minerals, and consumer products	133	159	(26)	(16)
- Automotive	91	82	9	11
- Domestic intermodal	171	194	(23)	(12)
- International intermodal	142	145	(3)	(2)

Total Freight Revenues	$1,548	$1,630	$(82)	(5)

Millions of Revenue Ton-Miles (RTM)
- Canadian Grain	6,941	6,405	536	8
- U.S. Grain	2,314	2,944	(630)	(21)
- Coal	5,348	5,704	(356)	(6)
- Potash	3,185	3,675	(490)	(13)
- Fertilizers and sulphur	1,167	1,115	52	5
- Forest products	1,157	1,019	138	14
- Chemicals and plastics	3,662	3,570	92	3
- Crude	2,460	3,032	(572)	(19)
- Metals, minerals, and consumer products	1,807	2,283	(476)	(21)
- Automotive	417	419	(2)	—
- Domestic intermodal	2,847	3,024	(177)	(6)
- International intermodal	3,030	2,873	157	5

Total RTMs	34,335	36,063	(1,728)	(5)

Freight Revenue per RTM (cents)
- Canadian Grain	3.66	3.99	(0.33)	(8)
- U.S. Grain	4.89	4.66	0.23	5
- Coal	2.70	2.80	(0.10)	(4)
- Potash	2.58	2.54	0.04	2
- Fertilizers and sulphur	6.93	6.40	0.53	8
- Forest products	6.17	5.64	0.53	9
- Chemicals and plastics	5.30	4.99	0.31	6
- Crude	2.89	3.24	(0.35)	(11)
- Metals, minerals, and consumer products	7.38	6.94	0.44	6
- Automotive	21.75	19.49	2.26	12
- Domestic intermodal	5.99	6.43	(0.44)	(7)
- International intermodal	4.68	5.03	(0.35)	(7)

Total Freight Revenue per RTM	4.51	4.52	(0.01)	—

Summary of Rail Data (Page 3)

	First Quarter
	2016	2015	Change	%

Carloads (thousands)
- Canadian Grain	66	61	5	8
- U.S. Grain	34	40	(6)	(15)
- Coal	72	82	(10)	(12)
- Potash	27	31	(4)	(13)
- Fertilizers and sulphur	16	17	(1)	(6)
- Forest products	17	15	2	13
- Chemicals and plastics	54	51	3	6
- Crude	17	22	(5)	(23)
- Metals, minerals, and consumer products	45	55	(10)	(18)
- Automotive	33	30	3	10
- Domestic intermodal	98	103	(5)	(5)
- International intermodal	135	135	—	—

Total Carloads	614	642	(28)	(4)

Freight Revenue per Carload
- Canadian Grain	$3,861	$4,214	$(353)	(8)
- U.S. Grain	3,272	3,408	(136)	(4)
- Coal	2,001	1,939	62	3
- Potash	3,064	3,028	36	1
- Fertilizers and sulphur	4,993	4,268	725	17
- Forest products	4,216	3,857	359	9
- Chemicals and plastics	3,605	3,500	105	3
- Crude	4,227	4,500	(273)	(6)
- Metals, minerals, and consumer products	2,977	2,878	99	3
- Automotive	2,754	2,692	62	2
- Domestic intermodal	1,736	1,894	(158)	(8)
- International intermodal	1,049	1,070	(21)	(2)

Total Freight Revenue per Carload	$2,520	$2,541	$(21)	(1)

Summary of Rail Data (Page 4)

	First Quarter
	2016	2015 (1)	Change	%

Operations Performance

Freight gross ton-miles (millions)	61,913	65,355	(3,442)	(5)
Revenue ton-miles (millions)	34,335	36,063	(1,728)	(5)
Train miles (thousands)	8	9	(1)	(8)
Average train weight - excluding local traffic (tons)	8,498	8,183	315	4
Average train length - excluding local traffic (feet)	7,108	6,773	335	5
Average terminal dwell (hours)	6.9	8.9	(2.0)	(22)
Average train speed (mph)(2)	23.5	19.5	4.0	21
Fuel efficiency (3)	0.998	1.048	(0.050)	(5)
U.S. gallons of locomotive fuel consumed (millions)(4)	61.5	67.9	(6.4)	(9)
Average fuel price (U.S. dollars per U.S. gallon)	1.48	2.32	(0.84)	(36)

Total employees (average)(5)	12,434	14,364	(1,930)	(13)
Total employees (end of period)(5)	12,443	14,259	(1,816)	(13)
Workforce (end of period)(6)	12,508	14,342	(1,834)	(13)

Safety

FRA personal injuries per 200,000 employee-hours	1.45	2.09	(0.64)	(31)
FRA train accidents per million train-miles	0.81	1.48	(0.67)	(45)

(1)	Certain figures have been revised to conform with current presentation or have been updated to reflect new information.

(2)
Incorporates a new reporting definition where average train speed measures the line-haul movement from origin to destination including terminal dwell hours, and excluding foreign railroad and customer delays.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as employees plus contractors, and consultants.

Non-GAAP Measures - Unaudited

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company's business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company's consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company's peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, or as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures
The Company uses Adjusted income and Adjusted diluted earnings per share to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impacted reported 2016 and 2015 earnings include:

2016:

•	in the first quarter, a non-cash gain of $181 million ($156 million after tax) due to FX translation of the Company’s U.S. dollar-denominated debt which favourably impacted Diluted EPS by $1.01.

2015:

•
in the first quarter, a non-cash loss of $64 million ($55 million after-tax) due to FX translation of the Company's U.S. dollar-denominated debt which unfavourably impacted Diluted EPS by 34 cents; and

•
in the third quarter, a gain of $68 million ($42 million after-tax) related to the sale of Delaware and Hudson Railway south of Schenectady (“D&H South”) which favourably impacted Diluted earnings per share by 26 cents.

Reconciliation of Non-GAAP performance measures to GAAP performance measures
The following tables reconcile Adjusted income, Adjusted diluted earnings per share and Adjusted operating ratio to Net income, Diluted earnings per share and Operating ratio, respectively.

	For the three months
Net income	ended March 31
(in millions of Canadian dollars)	2016	2015
Adjusted income	$384	$375
Add significant items, net of tax:
Impact of FX translation on U.S. dollar-denominated debt	156	(55)
Net income as reported	$540	$320

	For the three months
Diluted earnings per share	ended March 31
	2016	2015
Adjusted diluted earnings per share	$2.50	$2.26
Add significant items:
Impact of FX translation on U.S. dollar-denominated debt	1.01	(0.34)
Diluted earnings per share as reported	$3.51	$1.92

	For the three months
Operating ratio	ended March 31		ended September 30
	2016	2015	2015
Adjusted operating ratio	58.9%	63.2%	59.9%
Add significant items:
Gain on sale of D&H South	—	—	(4.0)%
Operating ratio as reported	58.9%	63.2%	55.9%

Free Cash
Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities and Dividends paid, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial information as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of cash provided by operating activities to free cash	For the three months
	ended March 31
(in millions of Canadian dollars)	2016	2015
Cash provided by operating activities	$218	$555
Cash used in investing activities	(218)	(191)
Dividends paid	(54)	(58)
Effect of foreign currency fluctuations on U.S. dollar- denominated cash and cash equivalents	(17)	6
Free cash	$(71)	$312

Foreign Exchange Adjusted Variance
Foreign exchange adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial results at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period. Measures at constant currency are considered non-GAAP measures and do not have any standardized meanings prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.

	For the three months ended March 31
(in millions of Canadian dollars)	Reported 2016	Reported 2015	Variance due to FX	Adjusted 2015(1)	FX Adj. %(1)
Freight revenues	$1,548	$1,630	$107	$1,737	(11)%
Non-freight revenues	43	35	1	36	19%
Total revenues	1,591	1,665	108	1,773	(10)%
Total operating expenses	938	1,053	54	1,107	15%
Operating income	$653	$612	$54	$666	(2)%
(1)These earnings measures have no standardized meaning prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.